Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., March 25, 2021 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.17 per share to shareholders of record April 6, 2021, payable April 30, 2021. This represents the 126th quarterly cash dividend paid to shareholders – representing over 30 years of rewarding our shareholders.

Additionally, the Board of Directors declared a special cash dividend of $0.10 per share to shareholders of record April 6, 2021, payable April 30, 2021.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "On March 26, 2020, our Board of Directors authorized the repurchase of up to $1.0 million of the Company's common stock. Of that amount, approximately $400,000 was used to repurchase 25,067 shares. The repurchase program is scheduled to expire at the end of this quarter, and we are pleased with its success. We are additionally pleased to use the remaining funds to reward our shareholders with a special, one-time $0.10 per share cash dividend, in addition to the regular $0.17 per share quarterly cash dividend payable on April 30, 2021 to shareholders of record April 6, 2021. We remain extremely well capitalized and look forward to moving through the rest of the year with a return to brighter days."

About Bank of South Carolina Corporation
The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500